Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 12, 2008 with respect to the consolidated financial statements, schedule, and internal control over financial reporting in the Annual Report of Magma Design Automation, Inc on Form 10-K for the year ended April 6, 2008 which are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-4 No. 333-159463. We consent to the incorporation by reference of the aforementioned reports in this Amendment No. 1 to the Registration Statement on Form S-4 No. 333-159463, and to the use of our name as it appears under the caption “Experts.”

/s/    GRANT THORNTON LLP

San Jose, CA

June 23, 2009